Exhibit 16.1

January 3, 2013

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:           Marine Drive Mobile Corp.

We have read the statements included under Item 4.01 of Form 8-KA to be filed by Marine Drive Mobile Corp.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.
Murray, UT 84107